                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8 (A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:          Separate Account VA G

B.   Address of Principal Business Office (Number and Street, City, State, Zip
     Code):

                    1150 South Olive
                    Los Angeles, CA 90015

C.   Telephone Number (including area code):

                    (213) 742-2111

D.   Name and address of agent for service of process:

                    Frank A. Camp, Esquire
                    4333 Edgewood Road N.E.
                    Cedar Rapids, Iowa 52499-0001
                    (319) 297-8468

E.   Copy to:

                    Frederick R. Bellamy, Esquire
                    Sutherland, Asbill & Brennan
                    1275 Pennsylvania Avenue N.W.
                    Washington, D.C. 20004-2404

F.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    Yes   X        No ______
                        -----

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cedar Rapids, and State of Iowa this 11th day of August, 2000.


     (SEAL)                        Separate Account VA G
                                   (Name of Registrant)

                                   By:  Transamerica Occidental Life
                                        Insurance Company
                                        (Name of Depositor)

                                   By:    /s/ Frank A. Camp
                                       ---------------------------
                                          Frank A. Camp

                                   Title: Vice President
                                         -------------------------


ATTEST:

By:  /s/ Ronald L. Ziegler
     ---------------------------